Exhibit 15

Acknowledgement of Independent Registered Public Accounting Firm

Board of Directors

Lockheed Martin Corporation

We are aware of the incorporation by reference in Post-Effective Amendment No. 4 to the Registration Statement (Form S-3 No. 333-108333) and related Prospectus of Lockheed Martin Corporation for the registration of $1,000,000,000 of Floating Rate Convertible Senior Debentures due 2033 of our reports dated April 30, 2004, July 30, 2004, and October 26, 2004 relating to the unaudited condensed consolidated financial statements of Lockheed Martin Corporation that are included in its Forms 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004 respectively.

/s/ Ernst & Young LLP

McLean, Virginia

October 26, 2004